Exhibit 99.1

Contacts:	The DIRECTV Group	SkyTerra Communications
	Bob Marsocci	Rob Lewis
	(310) 726-4656	(212) 730-7540

SkyTerra Communications Completes Acquisition of 50 Percent of Hughes Network Systems from The DIRECTV Group

                EL SEGUNDO, CA and NEW YORK, NY, April 25, 2005 — The DIRECTV Group, Inc. (NYSE: DTV) and SkyTerra Communications, Inc. (SKYT.OB; OTC), an affiliate of Apollo Management, L.P., a New York-based private equity firm, today announced the completion of transactions that resulted in SkyTerra acquiring a 50 percent interest in a new entity, Hughes Network Systems LLC (HNS LLC), that in turn had acquired substantially all of the remaining assets of Hughes Network Systems, Inc., a wholly-owned subsidiary of The DIRECTV Group.

                HNS LLC is primarily focused on providing broadband satellite networks and services to enterprises via its core enterprise Very Small Aperture Terminal (VSAT) business. Its other businesses include Consumer DIRECWAY, Mobile Satellite and Carrier Networks, as well as the portion of the Spaceway satellite platform that is under development and that will not be used in DIRECTV’s direct-to-home satellite video broadcasting business. Approximately 1,360 HNS employees transferred to HNS LLC. In connection with the transactions, SkyTerra will be responsible for day-to-day management of HNS LLC.

                The DIRECTV Group received approximately $246 million in cash at closing, and 300,000 shares of SkyTerra common stock, and will retain a 50 percent interest in HNS LLC.

                The DIRECTV Group, Inc. is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services. The DIRECTV Group is 34 percent owned by Fox Entertainment Group, which is approximately 82 percent owned by News Corporation.

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